                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)

                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[x] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Materials Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               PRICE/COSTCO, INC.

                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               PRICE/COSTCO, INC.

                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

[x] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

     (4) Proposed maximum aggregate value of transaction:

                  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                                    [LOGO]

                            10809 120TH AVENUE N.E.
                           KIRKLAND, WASHINGTON 98033

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of the stockholders of Price/Costco, Inc. (the "Company") will be held at Best Western Bellevue Inn (formerly the Holiday Inn), Spinnaker Ballroom, 11211 Main Street, Bellevue, Washington 98004 on Friday, January 27, 1995 at 10:00 a.m., for the following purposes:

     1. To elect three (3) Class II directors to hold office until the 1998 Annual Meeting of Stockholders and one (1) Class I director to hold office until the 1997 Annual Meeting of Stockholders and, in each case, until his successor is elected and qualified.

     2. To consider and approve the Company's Non-Employee Director Stock Option Plan.

     3. To consider and ratify the selection of the Company's independent auditors.

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on December 6, 1994 are entitled to notice of and to vote at the meeting.

     All stockholders are requested to be present in person or by proxy. For the convenience of those stockholders who do not expect to attend the meeting in person and desire to have their shares voted, a form of proxy and an envelope, for which no postage is required, are enclosed. Any stockholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke this proxy at any time before it is voted.

     Please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose, whether or not you plan to attend the meeting. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

                                          By Order of the Board of Directors,

                                          [Facsimile Signature]

                                          Donald E. Burdick
                                          Vice President

December 22, 1994

                                    [LOGO]

                                PROXY STATEMENT

                 FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

                                JANUARY 27, 1995

                      SOLICITATION AND REVOCATION OF PROXY

     Proxies in the form enclosed are solicited by the Board of Directors of Price/Costco, Inc. (the "Company" or "PriceCostco") to be voted at the annual meeting of stockholders to be held on January 27, 1995, or any adjournments thereof (the "Annual Meeting"). The individuals named as proxies are Jeffrey H. Brotman and James D. Sinegal. The accompanying notice of meeting, this Proxy Statement and the form of proxy are being first sent to stockholders on or about December 23, 1994.

     All shares represented by proxies received will be voted in accordance with instructions contained therein. In the absence of voting instructions, the shares will be voted for the nominees for director listed herein and on the proxy, for the approval of the Company's Non-Employee Director Stock Option Plan and for the ratification of the Company's independent auditors. A stockholder giving a proxy has the power to revoke it any time before it is voted.

     At the close of business on December 6, 1994, there were 217,842,624 shares of common stock, par value $.01 per share (the "Common Stock"), outstanding, which represent all of the voting securities of the Company. Each share of Common Stock is entitled to one vote. Stockholders do not have cumulative voting rights in the election of directors. Only stockholders of record at the close of business on December 6, 1994 (the "Record Date") will be entitled to vote at the Annual Meeting.

     The affirmative vote of at least a majority of the Common Stock represented, in person or by proxy, at the Annual Meeting is required to approve each of the proposals. The holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. Under applicable Delaware law, in determining whether a proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against each of the proposals.

     In addition to mailing this material to stockholders, the Company has asked banks and brokers to forward copies to persons for whom they hold stock of the Company and request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and regular employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, telegram, facsimile or personal contact. All proxy soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting. The Company does not currently intend to employ any other party to assist in the solicitation process.

                                  INTRODUCTION

     On July 28, 1994, the Company entered into an Agreement of Transfer and Plan of Exchange (as amended and restated, the "Transfer and Exchange Agreement") with Price Enterprises, Inc. ("Price Enterprises"). The transactions contemplated by the Transfer and Exchange Agreement were consummated on December 21, 1994 (the "Closing Date"), and are hereinafter referred to as the "Exchange Transaction."

Pursuant to the Transfer and Exchange Agreement, as of August 28, 1994, the Company caused to be transferred, or, in certain cases, will cause to be transferred, to Price Enterprises certain assets.

     Pursuant to the Transfer and Exchange Agreement and upon the terms and subject to the conditions set forth in an Offering Circular/Prospectus and related Letters of Transmittal, the Company offered to exchange one share of common stock of Price Enterprises for each share of the Common Stock up to a maximum of 27 million shares of Price Enterprises common stock (constituting all of the outstanding shares of Price Enterprises common stock) (the "Exchange Offer"). According to the exchange agent's preliminary count, approximately 23 million shares of the Common Stock were tendered in the Exchange Offer and, following the issuance of Price Enterprises common stock in the Exchange Offer, PriceCostco will hold approximately four million shares of Price Enterprises common stock. Pursuant to the Transfer and Exchange Agreement, PriceCostco is required, at its option, either (i) to distribute the remaining shares of Price Enterprises common stock pro rata to holders of the Common Stock or (ii) to sell such shares to Price Enterprises in exchange for a promissory note. No decision has yet been made with respect to what action PriceCostco will take.

     The Company's Offering Circular/Prospectus dated November 21, 1994, as supplemented by a Supplement dated December 7, 1994, contain detailed information regarding the Exchange Transaction and the other transactions contemplated by the Transfer and Exchange Agreement. The Offering Circular/Prospectus and the Supplement were previously distributed to the Company's stockholders.

     Pursuant to the Transfer and Exchange Agreement, on the Closing Date, the Bylaws of the Company were amended to delete the corporate governance provisions that were enacted as part of the mergers of The Price Company ("Price") and Costco Wholesale Corporation ("Costco") into separate, wholly owned subsidiaries of the Company (the "Merger"), which required that the Board of Directors of the Company and certain committees of the Board be comprised of an equal number of Price Designees and Costco Designees (as such terms are hereinafter defined). The form of such Bylaws, as amended, is included as Annex V to the Offering Circular/Prospectus. In addition, on the Closing Date, the resignations of all of the Price Designees from the Board of Directors of the Company, other than Richard M. Libenson, which resignations were previously submitted to the Board of Directors of the Company (collectively, the "Resigning Price Designees"), became effective.

     As used in the Bylaws of the Company prior to the amendment thereof, "Price Designees" means those persons specified by Price as initial members of the Board of Directors of the Company as of the effective time of the Merger, or their direct or indirect replacements. Immediately prior to the Closing Date, the Price Designees were J. Paul Kinloch, Richard M. Libenson, Mitchell G. Lynn, Duane Nelles (who was elected to the Board on July 28, 1994 following the resignation of Joseph Kornwasser), Paul A. Peterson and Robert E. Price. As used in the Bylaws of the Company prior to the amendment thereof, "Costco Designees" means those persons specified by Costco as initial members of the Board of Directors of the Company as of the effective time of the Merger, or their direct or indirect replacements. Immediately prior to the Closing Date, the Costco Designees were Jeffrey H. Brotman, Daniel Bernard (who was elected to the Board on June 1, 1994 following the resignation of Frederick O. Paulsell, Jr.), Richard D. DiCerchio, Hamilton E. James, John W. Meisenbach and James D. Sinegal.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding ownership of the Common Stock by each person known to the Company to own more than 5% of the outstanding shares of the Common Stock on October 31, 1994. The following is based solely on statements on filings with the Securities and Exchange Commission or other reliable information.

                      NAME AND ADDRESS OF
                        BENEFICIAL OWNER                        SHARES       PERCENT
            ----------------------------------------          ----------     -------
            Fourcar B.V.............................          21,191,301       9.7
            Blaak 28-34
            3011 TA Rotterdam,
            The Netherlands

     The following table sets forth the shares of the Common Stock owned by each director of the Company, each nominee for election as a director of the Company and all directors and executive officers as a group on October 31, 1994.

                  NAME OF BENEFICIAL OWNER(1)         SHARES BENEFICIALLY OWNED   PERCENT
            ----------------------------------------  -------------------------   -------
            James D. Sinegal........................          3,088,922(2)          1.4
            Jeffrey H. Brotman......................          3,606,312(3)          1.7
            Richard D. DiCerchio....................            469,932(4)            *
            Daniel Bernard..........................                  0              --
            Hamilton E. James.......................            123,465(5)            *
            Richard M. Libenson.....................             59,640               *
            John W. Meisenbach......................            279,246(6)            *
            Frederick O. Paulsell, Jr...............            637,062(7)            *
            Richard A. Galanti......................            285,443(8)            *
            All directors and executive officers as
              a group (13 persons)..................          8,172,954(9)          3.7

- - ---------------

 *  Less than 1%.

(1) J. Paul Kinloch, Mitchell G. Lynn, Duane Nelles, Paul A. Peterson and Robert
    E. Price were directors of the Company at October 31, 1994, but each of these persons has tendered his resignation from the Board of Directors of the Company. At the Closing Date, the resignations of each of the Resigning Price Designees from the Board of Directors of the Company became effective. The Resigning Price Designees beneficially own an aggregate of 3,194,577 shares of the Common Stock (representing approximately 1.5% of the shares of the Common Stock outstanding) at October 31, 1994, which are not included in the table. These shares include 1,109 shares issuable upon conversion of 6 3/4% Convertible Subordinated Debentures (the "6 3/4% Debentures") and 110,731 shares issuable under currently exercisable stock options and options exercisable within sixty days of the Record Date. In addition, Mr. Price's wife is one of the three trustees of a trust holding an aggregate of 115,360 shares, of which 86,520 shares are held for the benefit of the children of Mr. and Mrs. Price. Mr. Price disclaims beneficial ownership in any of those shares.

(2) Includes 122,714 shares issuable under currently exercisable stock options and options exercisable within sixty days of the Record Date.

(3) Includes 3,404,324 shares held by a trust of which Mr. Brotman is a principal beneficiary. Also includes 143,715 shares issuable under currently exercisable stock options and options exercisable within sixty days of the Record Date.

(4) Includes 213,910 shares issuable under currently exercisable stock options and options exercisable within sixty days of the Record Date.

(5) Includes 71,250 shares issuable under currently exercisable stock options and options exercisable within sixty days of the Record Date.

(6) Includes 85,496 shares held by a trust of which Mr. Meisenbach is the principal beneficiary, of which he may be deemed to be beneficial owner, and 193,750 shares issuable under currently exercisable stock options and options exercisable within sixty days of the Record Date.

(7) Includes 56,250 shares issuable under currently exercisable stock options and options exercisable within sixty days of the Record Date.

(8) Includes 152,890 shares issuable under currently exercisable stock options and options exercisable within sixty days of the Record Date.

(9) Includes 1,104,829 shares issuable under currently exercisable stock options and options exercisable within sixty days of the Record Date.

                             ELECTION OF DIRECTORS

     The authorized number of members of the Board of Directors is currently nine. The Board of Directors expects to add two additional non-employee directors during 1995, which will result in the Board consisting of eleven members. Although the new members have not yet been identified, the Board of Directors intends to add diversity among its members by seeking qualified candidates that include at least one woman.

     The Board is divided into three classes. Initially, Class I directors were elected for one year, Class II directors for two years and Class III directors for three years. Successors to the class of directors whose term expires at any annual meeting shall be elected for three-year terms. Each of Daniel Bernard, Hamilton E. James and Frederick O. Paulsell, Jr. is nominated as a member of Class II, to serve for a three-year term until the annual meeting of stockholders in 1998 and until his successor is elected and qualified. Richard
A. Galanti is nominated as a member of Class I, to serve for a two-year term until the annual meeting of stockholders in 1997, and until his successor is elected and qualified.

     Each of the nominees has indicated that he is willing and able to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The proxies being solicited hereby will be voted for no more than four nominees at the Annual Meeting. Each director will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.

DIRECTORS

     The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.

                                CURRENT POSITION WITH THE            EXPIRATION OF TERM
           NAME                         COMPANY(1)             AGE      AS DIRECTOR
- - ---------------------------  --------------------------------  ---   ------------------
James D. Sinegal             President, Chief Executive        58          1997
                               Officer and Director
Jeffrey H. Brotman           Chairman of the Board of          52          1997
                               Directors
Richard D. DiCerchio         Executive Vice President and      51          1996
                               Director
Daniel Bernard               Director                          48          1995
Hamilton E. James            Director                          43          1995
Richard M. Libenson          Director                          52          1996
John W. Meisenbach           Director                          58          1996
Frederick O. Paulsell, Jr.   --                                55            --
Richard A. Galanti           Executive Vice President and      38            --
                               Chief Financial Officer

- - ---------------

(1) For a description of certain committees of the Board and the members of such committees, see "Committees of the Board" below.

     James D. Sinegal has been President, Chief Executive Officer and a director of the Company since the Merger. He was President and Chief Operating Officer and a director of Costco since its inception and was elected Chief Executive Officer in August 1988. Mr. Sinegal is a co-founder of Costco and a director of Price Enterprises.

     Jeffrey H. Brotman is a native of the Pacific Northwest and is a 1967 graduate of the University of Washington Law School. Mr. Brotman was elected Chairman of the Board of the Company on December 21, 1994 and was the Vice Chairman of the Board of the Company since the Merger. He is a founder of Costco, and a number of other specialty retail chains. Mr. Brotman is a director of Seafirst Bank, Starbucks Corp., The Sweet Factory and Garden Botanika.

     Richard D. DiCerchio has been Executive Vice President -- Merchandising, Distribution, Construction and Marketing and a director of the Company since the Merger and, until mid-August 1994, also served as Executive Vice President, Chief Operating Officer -- Northern Division. He was elected Chief Operating Officer -- Western Region of Costco in August 1992 and was elected Executive Vice President and director of Costco in April 1986. From June 1985 to April 1986, he was Senior Vice President, Merchandising of Costco. He joined Costco as Vice President, Operations in May 1983.

     Daniel Bernard has been a director of the Company since June 1, 1994. Mr. Bernard has been the Chief Executive Officer of Carrefour S.A. since the beginning of 1993. From 1989 to 1992, Mr. Bernard was a member of the executive board of Metro International, a German retailer.

     Hamilton E. James has been a director of the Company since the Merger and was a director of Costco since August 1988. Mr. James has been a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") since 1986 and for the past six years has been in charge of its merchant banking activities. Mr. James also currently serves as a director of County Seat Stores, Inc. and Flagstar Companies, Inc.

     Richard M. Libenson has been a director of the Company since the Merger. He was a director of Price since its formation in 1976, and was an executive officer of Price from that time until October 1989, when he retired from active involvement as an officer of Price. He served as Chief Operating Officer of Price from August 1986 through October 1988, and Vice Chairman of the Price Board from October 1988 through September 1989.

     John W. Meisenbach has been a director of the Company since the Merger and was a director of Costco since its inception. He is President of MCM Financial, Inc., a financial services company, which he founded in 1962. He also has served on the boards of Pioneer Federal Savings from February 1983 to February 1993 and Expeditors International since 1991. Mr. Meisenbach is a trustee of the Elite Fund, an investment company registered under the Investment Company Act of 1940.

     Frederick O. Paulsell, Jr. was a director of the Company from the Merger until June 1, 1994 and has been a director of Costco since its inception. From 1973 through March 1982, he was Executive Vice President of Foster & Marshall Inc., and he was Executive Vice President of Foster & Marshall/American Express Inc. from March 1983 through June 1985. He is currently Vice Chairman of Foster, Paulsell & Baker, an investment banking and management firm, and also serves on the boards of a number of privately held companies. Mr. Paulsell is also a director of TRM Copy Centers. Mr. Paulsell was Chairman of the Board of Strategic Direct Inc., which filed for bankruptcy protection in September 1991.

     Richard A. Galanti has been Executive Vice President and Chief Financial Officer of the Company since the Merger. He was Senior Vice President, Chief Financial Officer and Treasurer of Costco since January 1985, having joined Costco as Vice President -- Finance in March 1984. From 1978 to February 1984, Mr. Galanti was an Associate with DLJ.

COMMITTEES OF THE BOARD

     Pursuant to the Transfer and Exchange Agreement, the Board of Directors of the Company had an Audit Committee, which was comprised of two Costco Designees (Messrs. Bernard and Meisenbach) and two Price Designees (Messrs. Libenson and Peterson). Such Audit Committee was formed to meet as and when necessary during the period prior to the Closing Date and ceased to exist upon the Closing Date. Such Audit Committee did not meet following its formation.

     Prior to the reconstitution of the Audit Committee pursuant to the Transfer and Exchange Agreement, the Board of Directors of the Company had an Audit Committee comprised of Messrs. Paulsell, Libenson and Peterson, which met five times during the Company's last fiscal year. The functions of each Audit Committee was to meet with and review the results of the audit of the Company performed by the independent public accountants, to review and evaluate internal accounting controls and to recommend the selection of independent public accountants. Each Audit Committee was also authorized to conduct such reviews and examinations as it deemed necessary with respect to the practices and policies, and the relationship between, the Company and its independent public accountants, including the availability of Company records, information and personnel. The Board of Directors of the Company currently intends to have an Audit Committee with similar functions and authorizations.

     The Board of Directors of the Company also has a Compensation Committee to review salaries, bonuses and stock options of certain executive officers of the Company and overall administration of the Company's compensation and stock option program. The Compensation Committee consists of Messrs. James and Meisenbach. Prior to the Closing Date, Messrs. Kinloch and Nelles were also members of the Compensation Committee. The Compensation Committee met one time and acted by unanimous consent on four occasions during the Company's last fiscal year. The Board of Directors of the Company currently intends to continue to have a Compensation Committee.

     In addition, during the Company's last fiscal year, the Board of Directors also had a Nominating Committee whose function was to nominate persons to serve on the Board of Directors of the Company. The members of the Nominating Committee were Messrs. Price and Sinegal. As part of the Exchange Transaction, the Company's Bylaws were amended to delete the requirement that the Company maintain a Nominating Committee, and the Board of Directors of the Company does not currently intend to maintain a Nominating Committee. The Nominating Committee did not meet during the Company's last fiscal year.

     During the Company's last fiscal year, Company's Board of Directors met nine times. Each member of the Board attended at least 75% of the Board meetings. Each member of the Board who served on one of the committees of the Board attended at least 75% of the meetings of each such committee on which he served.

                             EXECUTIVE COMPENSATION

     The following tables and descriptive materials set forth information concerning compensation earned for services rendered to the Company by (A) the Chief Executive Officer of the Company (the "CEO"), and (B) the four other most highly compensated individuals (other than the CEO) who were serving as executive officers of the Company at the end of the fiscal year (collectively, together with the CEO, the "Named Executive Officers").

SUMMARY OF COMPENSATION

     The following table summarizes the compensation earned by the Named Executive Officers during fiscal 1994, 1993 and 1992.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM
                                                       ANNUAL                    COMPENSATION
                                                    COMPENSATION                ---------------
                                       --------------------------------------     SECURITIES       ALL OTHER
                              FISCAL                           OTHER ANNUAL       UNDERLYING      COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR    SALARY($)   BONUS($)   COMPENSATION($)   OPTIONS/SARS(#)      ($)(A)
- - ----------------------------  ------   ---------   --------   ---------------   ---------------   ------------
James D. Sinegal               1994     300,000          0              0            19,400          10,495
  President and Chief          1993     300,000          0              0            45,000           8,625
  Executive Officer            1992     300,000    200,000              0                 0           6,279

Jeffrey H. Brotman             1994     300,000          0              0            19,400           8,884
  Chairman of the Board(B)     1993     300,000          0              0            45,000           7,583
                               1992     300,000    200,000              0                 0           5,181

Richard D. DiCerchio           1994     256,923     40,000              0            30,900           8,358
  Executive Vice President     1993     240,000     30,000              0            45,000           6,902
                               1992     234,231    140,000              0                 0          16,760

Robert E. Price                1994     295,385          0              0            34,100          16,759
  Chairman of the Board(C)     1993     270,000          0              0                 0          16,563
                               1992     274,050          0              0                 0          15,946

Theodore Wallace               1994     259,584     36,000         70,528(E)         20,000          16,759
  Executive Vice               1993     259,584          0              0            21,300          16,563
     President(D)              1992     259,584      3,894              0                 0          15,946

- - ---------------

(A) In fiscal 1994, amounts shown for Messrs. Sinegal, Brotman and DiCerchio include the Company's matching contributions under a deferred compensation plan of $4,000 each, the Company's matching contribution under its 401(k) plan of $2,310 each, and the premiums representing the term insurance portion under the executive life program of $4,185, $2,574 and $2,048, respectively. In fiscal 1994, amounts shown for Messrs. Price and Wallace include contributions to The Price Company Retirement Plan of $16,509 each and matching contributions to the Company's 401(k) plan of $250 each.

(B) Mr. Brotman was elected Chairman of the Board of the Company on December 21, 1994. Prior thereto, he was Vice Chairman of the Board.

(C) Mr. Price resigned effective as of the Closing Date.

(D) Mr. Wallace resigned as Executive Vice President of the Company effective November 11, 1994, but will remain an employee of the Company through December 31, 1994.

(E) Represents $52,190 paid to reimburse Mr. Wallace for a decline in the market value of his home which was sold in connection with his relocation at the request of PriceCostco (net of a mortgage prepayment penalty which was paid by Mr. Wallace) and $18,338 paid to reimburse Mr. Wallace for income taxes related to such payment.

GRANTS OF STOCK OPTIONS

     The following table sets forth information concerning the award of stock options to the Named Executive Officers during fiscal 1994.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                                               POTENTIAL
                                                                                              REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF
                                                                                                 STOCK
                        NUMBER OF          % OF TOTAL                                     PRICE APPRECIATION
                        SECURITIES        OPTIONS/SARS                                            FOR
                        UNDERLYING         GRANTED TO                                       OPTION TERM(E)
                       OPTIONS/SARS        EMPLOYEES        EXERCISE OR      EXPIRATION   -------------------
        NAME             GRANTED         FISCAL YEAR(C)   BASE PRICE($/SH)      DATE       5%($)      10%($)
- - ---------------------  ------------      --------------   ----------------   ----------   -------     -------
James D. Sinegal.....     19,400(A)            .58               19.00         11/17/99   125,361     284,397
Jeffrey H. Brotman...     19,400(A)            .58               19.00         11/17/99   125,361     284,397
Richard D.
  DiCerchio..........     10,900(A)            .33               19.00         11/17/99    70,435     159,790
                          20,000(B)            .60              15.125         05/02/04   190,241     482,107
Robert E. Price......     34,100(A)(D)        1.03               19.00         11/17/99   220,348     499,894
Theodore Wallace.....     20,000(B)(D)         .60              15.125         05/02/04   190,241     482,107

- - ---------------

(A) These stock options vest 20% per year for five years beginning one year from the date of grant and expire six years from the grant date. The exercise price for these stock options equals the fair market value of the Common Stock on the date of grant.

(B) These stock options vest 20% per year for five years beginning one year from the date of grant and expire ten years from the grant date. The exercise price for these stock options equals the fair market value of the Common Stock on the date of grant.

(C) The total number of stock options granted in fiscal 1994 by the Company was 3,319,800.

(D) Certain of these options will be cancelled as of December 31, 1994 as a result of termination of employment with the Company effective as of such date. These cancellations include for Mr. Price, options covering 26,439 shares of the Common Stock; and for Mr. Wallace, options covering 17,315 shares of the Common Stock.

(E) These assumed rates of appreciation are provided in order to comply with requirements of the Securities and Exchange Commission, and do not represent the Company's expectation as to the actual rate of appreciation of the Common Stock. The actual value of the options will depend on the performance of the Common Stock, and may be greater or less than the amounts shown.

EXERCISE OF STOCK OPTIONS

     The following table sets forth information concerning the exercise of stock options during fiscal 1994 by each of the Named Executive Officers and the fiscal year-end value of unexercised options.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                                                   VALUE OF
                                                                       NUMBER OF                 UNEXERCISED
                                                                 SECURITIES UNDERLYING           IN-THE-MONEY
                                                                  UNEXERCISED OPTIONS              OPTIONS
                                                                     AT FY-END(#)                AT FY-END($)
                                 SHARES                        -------------------------       ----------------
                              ACQUIRED ON     VALUE REALIZED         EXERCISABLE/                EXERCISABLE/
           NAME               EXERCISE(#)         ($)(A)             UNEXERCISABLE              UNEXERCISABLE
- - ---------------------------  --------------   --------------   -------------------------       ----------------
James D. Sinegal...........           0                 0            118,834/29,566                  0/0
Jeffrey H. Brotman.........           0                 0            139,835/29,566                  0/0
Richard D. DiCerchio.......           0                 0            261,581/41,066              2,480,362/0
Robert E. Price............           0                 0                  0/34,100(B)(D)            0/0
Theodore Wallace...........       3,727            20,997             98,124/93,913(C)(D)       75,564/37,783

- - ---------------

(A) Market value of underlying securities at the exercise date, minus the exercise price of such options.

(B) 26,439 of these unexercisable options will be cancelled as of December 31, 1994 pursuant to the termination of Mr. Price's employment with the Company. The remaining 7,661 options will become exercisable at that time.

(C) 64,349 of these unexercisable options will be cancelled as of December 31, 1994 pursuant to the termination of Mr. Wallace's employment with the Company. The remaining 29,564 options will become exercisable at that time.

(D) All options presently held by Messrs. Price and Wallace will expire by their terms 30 days following the termination of their employment with the Company. With respect to the vested options held by Messrs. Price and Wallace, the Company intends, upon their expiration, to grant replacement options on generally the same terms as the expired options.

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company earns $30,000 per year for serving on the Board and $1,000 for each Board and $500 for each committee meeting attended. In addition, directors are reimbursed for travel expenses incurred in connection with the performance of their duties as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee during fiscal 1994 were Hamilton
E. James, John W. Meisenbach and J. Paul Kinloch. Mr. Kinloch resigned from the Board of Directors effective as of the Closing Date.

     John W. Meisenbach is a principal shareholder of MCM Financial, Inc. ("MCM"). During the 1994 fiscal year, MCM provided consulting and insurance services to the Company's employee benefit plans and executive life insurance programs, for which MCM received total compensation from a third party insurer of $548,203 for these services in the 1994 fiscal year.

     Hamilton E. James is a Managing Director of DLJ. During the 1994 fiscal year, DLJ represented the Company in connection with the Exchange Transaction and also provided services to Costco in connection with the Merger.

     J. Paul Kinloch is a Managing Director of Lehman Brothers Inc. ("Lehman"). During the 1994 fiscal year, Lehman represented the Company in connection with the Exchange Transaction and also provided services to Price in connection with the Merger.

REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors of the Company (the "Committee") determined and administered the compensation of the Company's executive officers during fiscal 1994.

     Compensation Philosophy. The Committee endeavored to ensure that the compensation programs for executive officers of the Company during fiscal 1994 were effective in attracting and retaining key executives responsible for the success of the Company and in promoting its long-term interests and those of its stockholders. The Committee sought to align total compensation for senior management with corporate performance. The Committee placed special emphasis on variable, performance-based components, such as stock option awards and bonuses, the value of which could increase or decrease to reflect changes in corporate and individual performances. These short- and long-term incentive compensation programs were intended to reinforce management's commitment to enhancement of profitability and stockholder value.

     The Committee took into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the Company's executive officers during fiscal 1994. While the Committee considered such corporate performance measures as net income, earnings per common share and return on average total assets, the Committee did not apply any specific quantitative formula in making compensation decisions. The Committee also recognized qualitative factors, such as the ability to meet annual corporate growth and profits goals and demonstrated leadership ability.

     Base salaries for the executive officers were established at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position and the salaries paid to comparable officers by companies which are competitors of the Company. Salaries are reviewed periodically and adjusted as warranted to reflect sustained individual officer performance. The Committee focused primarily on total annual compensation, including incentive awards, rather than base salary alone, as the appropriate measure of executive officer performance and contribution.

     From time to time, executive officers have been eligible to receive incentive compensation awards under the Company's annual bonus plan and stock option plan, based upon corporate and individual performance. In approving grants and awards under the bonus plan and the option plan, the Committee considered the quantitative and qualitative factors and industry comparisons outlined above. The factors taken into account in determining awards under the bonus plan were the corporate performance measures described above.

     Awards under the option plan were approved at various times throughout the year. The number of options previously awarded to and held by executive officers was reviewed but was not a determinative factor in the size of 1994 option grants.

     Compensation payments in excess of $1 million to the Chief Executive Officer or four other most highly compensated executive officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Certain performance based compensation is not subject to the limitation on deductibility. The Company's stock option plan currently qualifies for the performance based exception to the $1 million limitation on deductibility of compensation payments. The Company does not expect that its cash compensation to its Chief Executive Officer or any of the other four most highly compensated executive officers will exceed the $1 million limitation during fiscal 1995.

     Chief Executive Officer Compensation. In evaluating the compensation of James D. Sinegal, President and Chief Executive Officer of the Company for fiscal 1994, the Committee placed particular emphasis on Mr. Sinegal's superior leadership in consolidating the businesses of Price and Costco following the Merger and in the implementation of the Exchange Transaction, and the Company's financial and operating performance relative to the Company's budget.

     The Committee noted that, despite the difficult economic environment that prevailed throughout fiscal 1994, the Company's total sales increased by 6.6% from the prior fiscal year, although comparable warehouse sales for the 1994 fiscal year decreased 3% from the prior fiscal year. Net income for fiscal 1994, excluding the effect of the Merger, as well as charges related to both the spin-off and discontinued operations, was approximately $.05 per share lower than for fiscal 1993.

     In accordance with the compensation philosophy described above, the Committee set Mr. Sinegal's base salary at $300,000 for fiscal 1994, which was the same as his salary for fiscal 1993 and fiscal 1992. In addition, in fiscal 1994, the Committee authorized a grant to Mr. Sinegal of options to acquire 19,400 shares of the Common Stock under the option plan. Mr. Sinegal received no award with respect to fiscal 1994 under the annual bonus plan.

                                          Compensation Committee
                                          John W. Meisenbach
                                          Hamilton E. James
                                          J. Paul Kinloch

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return (stock price appreciation plus dividends) on the Common Stock with the cumulative total return of the S&P 500 Index and the following group of peer companies (based on weighted market capitalization) selected by the Company: Dayton Hudson Corporation; Home Depot, Inc.; Kmart Corporation; The Limited Inc.; Nordstrom Inc.; Office Depot, Inc.; Staples Inc.; Toys R Us Inc.; Waban Inc.; and Wal Mart Stores, Inc. The information is provided for the period from the Company's inception, October 21, 1993, through August 28, 1994, the end of the Company's fiscal year.

                        COMPARED CUMULATIVE TOTAL RETURN
                           AMONG PRICE/COSTCO, INC.,
                       S&P 500 INDEX AND PEER GROUP INDEX

      MEASUREMENT PERIOD         PRICE/COSTCO,      S&P 500       PEER GROUP
    (FISCAL YEAR COVERED)            INC.            INDEX          INDEX
- - ----------------------------     -------------    -----------    -----------
          10/21/93                  100.00           100.00         100.00
           1/31/94                   92.87            95.57         103.66
           4/29/94                   79.14            94.71          97.68
           7/29/94                   78.49            94.09         100.03
           8/28/94                   77.83            97.35         104.14

                    ASSUMES $100 INVESTED ON OCT. 23, 1993
                          ASSUMES DIVIDEND REINVESTED
                       FISCAL YEAR ENDING AUG. 28, 1994

CERTAIN TRANSACTIONS

     Joseph K. Kornwasser, a director of the Company until July 28, 1994, is a general partner and has a two-thirds interest in Kornwasser and Friedman Shopping Center Properties ("K&F"). K&F was a partner with Price in two partnerships. As of August 28, 1994, Price's total capital contributions to the partnerships were $83 million. Aggregate cumulative distributions from these partnerships were $14.3 million at August 28, 1994. Price had also entered into a Development Agreement with K&F for the development of four additional properties. As of August 28, 1994, Price's total capital expenditures for these properties were $58 million. Aggregate cumulative distributions from these properties were $4.5 million at August 28, 1994. Both partnership agreements and the Development Agreement provided for a preferred return to Price on a varying scale from 9% to 10% on its invested capital after which operating cash flows or profits are distributed 75% to Price and 25% to K&F. On August 12, 1993, Mr. Kornwasser became Chief Executive Officer and director of The Price REIT, Inc. (the "Price REIT"). On that date, the Price REIT also obtained the right to acquire certain of the partnership interests of K&F described above. On August 28, 1994, the Company purchased both K&F's interests in the two partnerships and its rights under the Development Agreement for a total of $2.5 million.

     Richard M. Libenson has been engaged as a consultant for the Company. For such services, a corporation owned by Mr. Libenson was paid $213,000 during the last fiscal year.

     During the Company's last fiscal year, the Company periodically rented aircraft for business purposes from a corporation that is wholly owned by Sol Price, the father of Robert Price, and from a company which leases aircraft from Sol Price. Rental payments during the 1994 fiscal year aggregated $710,513, and the Company believes that the rental terms were as favorable to it as would have been available from unaffiliated parties. In addition, a subsidiary of the Company purchased an aircraft from the same corporation on October 25, 1993. This subsidiary paid a purchase price of $830,000, which it believes are on terms as favorable to it as would have been available from unaffiliated parties. Certain employees who report primarily to Sol Price were employed by Price. Sol Price reimbursed Price for all direct and indirect costs of such employees.

     Hamilton E. James is a Managing Director of DLJ. During the 1994 fiscal year, DLJ represented the Company in connection with the Exchange Transaction and also provided services to Costco in connection with the Merger.

     J. Paul Kinloch is a Managing Director of Lehman. During the 1994 fiscal year, Lehman represented the Company in connection with the Exchange Transaction and also provided services to Price in connection with the Merger.

     John W. Meisenbach is a principal shareholder of MCM. During the 1994 fiscal year, MCM provided consulting and insurance services to the Company's employee benefit plans and executive life insurance programs, for which MCM received total compensation from a third party insurer of $548,203 for these services in the 1994 fiscal year.

     In July 1992, Costco leased 6,701 square feet in a building adjacent to its Kirkland warehouse from Ballard Computer, Inc., a company of which Frederick O. Paulsell, Jr., a director of the Company until June 1, 1994 and a nominee for election as a director, is an officer, director and 70% shareholder. The lease has a term of 30 months (which commenced on July 1, 1992) with one six-month renewal period. The annual rent is $70,000 plus an estimated $23,500 as Costco's annual share of taxes, utilities, insurance and operating costs.

            APPROVAL OF 1994 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     On May 31, 1994, the Board of Directors of the Company adopted the 1994 Non-Employee Director Stock Option Plan (the "Plan"), which provides for the automatic annual grant of options to purchase the Common Stock to the Company's non-employee directors. The effective date of the Plan is April 1, 1994, subject to approval by stockholders of the Company at the Annual Meeting. The purpose of the Plan is to promote the long-term growth and financial success of the Company by increasing the Company's ability to attract, retain and motivate non-employee directors of the Company by providing for or increasing their proprietary interest in the Company. A complete copy of the Plan accompanies this Proxy Statement as Annex A.

     Any director of the Company who is not an employee of the Company or a subsidiary of the Company on the date of grant is eligible to receive a grant of non-qualified options under the Plan. The maximum number of shares of the Common Stock subject to the Plan is 500,000, subject to adjustments in the event of certain corporate transactions such as a reorganization, recapitalization or spinoff. Shares of the Common Stock subject to the unexercised portions of any options granted under the Plan which expire, terminate or are cancelled may again be subject to options under the Plan. Options may not be granted under the Plan more than ten years after the date of stockholder approval of the Plan.

     Under the Plan, commencing April 1, 1994, and on each April 1 thereafter, each person who is a non-employee director of the Board of Directors on such date will be automatically granted a non-qualified stock option to purchase 8,000 shares of the Common Stock at a per share exercise price equal to the closing price of a share of the Common Stock on The Nasdaq Stock Market's National Market on such date. Each option will have a term of ten years and will become immediately exercisable in full as of the date of grant.

     Upon exercise of an option, an option holder may pay the exercise price for the shares so purchased by any of the following or combination thereof: (a) cash, (b) certified or cashier's check payable to the order of the Company, (c) the delivery of whole shares of the Common Stock owned by the option holder, or
(d) by requesting that the Company withhold whole shares of the Common Stock then issuable upon exercise of the option (valued at the closing price of a share of the Common Stock on The Nasdaq Stock Market's National Market on such date).

     No option granted under the Plan is assignable or transferable by the option holder except by will or the laws of descent and distribution, and shall be exercisable, during the option holder's lifetime, only by the option holder.

     Unexercised options held by Plan participants as of the date of cessation of their service as a director may be exercised by the director or his or her heirs or legal representatives until the earlier of the tenth anniversary of the date of grant or the expiration of ninety days after the date of cessation of such service.

     The Board may alter, amend, suspend, or terminate the Plan, provided that no such action may deprive any option holder, without his or her consent, of any option granted to the option holder pursuant to the Plan or of any of his or her rights under such option and provided further that the provisions of the Plan designating persons eligible to participate in the Plan and specifying the amount, exercise price and timing of grants under the Plan may not be amended more than once every six months other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

     If the outstanding shares of stock of the class then subject to the Plan are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities, as a result of one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends, spin-offs and the like, appropriate adjustments will be made in the number and/or type of shares or securities for which options may thereafter be granted under the Plan and for which options then outstanding under the Plan may thereafter be exercised. Any such adjustments in outstanding options will be made without changing the aggregate exercise price applicable to the unexercised portions of such options.

     As of December 13, 1994, the fair market value of a share of the Common Stock, as reported on The Nasdaq Stock Market's National Market, was $13.25. The following chart sets forth the name and grant information for currently eligible directors who received a grant under the Plan on April 1, 1994:

                        NUMBER OF SHARES
                        UNDERLYING EACH
                          ANNUAL GRANT       EXERCISE PRICE
 NAME AND POSITION         OF OPTIONS          PER SHARE
- - --------------------    ----------------     --------------
Hamilton E. James             8,000             $ 18.125
Richard M. Libenson           8,000             $ 18.125
John W. Meisenbach            8,000             $ 18.125

CERTAIN FEDERAL INCOME TAX EFFECTS

     The following discussion of certain relevant federal income tax effects applicable to options granted under the Plan is a summary only, and reference is made to the Code for a complete statement of all relevant federal tax provisions.

     A participant in the Plan will not recognize income at the time of the grant of an option. Generally, upon exercise of the option, recognition of income by the participant, and the corresponding deduction by the Company, should be postponed during the period ending on the earlier of (i) the expiration of six months following the date of grant, or (ii) the first day on which the sale of the shares acquired upon exercise of the option at a profit will not subject the person to suit under Section 16(b) of the Securities Exchange Act of 1934, as amended, unless an election is made under Section 83(b) of the Code. In the event that the recognition of income is so postponed, (i) dividends and other distributions paid to the participant during such period on the Common Stock acquired pursuant to such option will be ordinary income to the participant and a deductible expense for the Company, (ii) the participant will recognize ordinary income on the date of the termination of such period equal to the amount by which the fair market value of such Common Stock on such date exceeds the exercise price, and (iii) the Company will then be entitled to a corresponding tax deduction. In the event that an election is made under Section 83(b) with respect to the shares of the Common Stock acquired upon the exercise of the option, the participant will recognize income at the time of the exercise equal to the excess of the fair market value of the shares of the Common Stock so acquired (taking into account in determining such fair market value only restrictions that by their terms will never lapse) over the amount, if any, paid for such shares, and the Company will be entitled to a corresponding deduction. No further income will be recognized by the participant and no further deduction will be recognized by the Company upon the subsequent expiration of the Section 16(b) restrictions on such shares.

     If shares acquired upon exercise of an option are later sold or exchanged, then the difference between the sales price and the fair market value of such stock on the date that ordinary income was recognized with respect thereto will generally be taxable as long-term or short-term capital gain or loss (if the Common Stock is a capital asset of the optionee) depending upon whether the Common Stock has been held for more than one year after such date.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF APPROVING THE 1994 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN DESCRIBED ABOVE. THE APPROVAL OF THE PLAN REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST ON THIS PROPOSAL.

                INDEPENDENT PUBLIC ACCOUNTANTS AND ANNUAL REPORT

     Subject to ratification by the stockholders at the Annual Meeting, the Board of Directors of the Company has selected Arthur Andersen LLP to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 3, 1995. Arthur Andersen LLP has issued its report, included in the Company's Form 10-K, on the consolidated financial statements of the Company for the fiscal year ended August 28, 1994. Arthur Andersen LLP has served PriceCostco in this capacity since the Merger and Costco since 1984. Representatives of Arthur Andersen LLP are expected to be present at the Annual

Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

     The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of the appointment of Arthur Andersen LLP.

                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     Stockholder proposals intended to be presented at the 1996 annual meeting of stockholders must be received by the Company no later than September 3, 1995. Proposals may be mailed to the Company, to the attention of the Assistant Secretary, 10809 120th Avenue N.E., Kirkland, Washington 98033.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the persons named in the proxy will act in respect thereof in accordance with their best judgment.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST DIRECTED TO DONALD E. BURDICK, VICE PRESIDENT.

                                          By Order of the Board of Directors,

                                          [Facsimile Signature]

                                          Donald E. Burdick
                                          Vice President

                                                                         ANNEX A

                               PRICECOSTCO, INC.

                    NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     1. Purpose of the Plan. Under this Non-Employee Director Stock Option Plan (the "Director Plan") of PriceCostco, Inc., a Delaware corporation (the "Company"), options may be granted to eligible persons, as set forth in Section 4, to purchase shares of the Company's common stock ("Common Stock"). This Director Plan is designed to promote the long-term growth and financial success of Price Costco, Inc. by enabling the Company to attract, retain and motivate such persons by providing for or increasing their proprietary interest in the Company.

     2. Effective Date. This Director Plan shall be in effect commencing on April 1, 1994, subject to approval by the Company's stockholders. Options may not be granted more than ten years after the date of stockholder approval of this Director Plan or termination of this Director Plan by the Board of Directors of the Company (the "Board"), whichever is earlier.

     3. Plan Operation. This Director Plan is intended to meet the requirements of Rule 16b3(c)(2)(ii) adopted under the Securities Exchange Act of 1934 (or its successor) and accordingly is intended to be self-governing. To this end, this Director Plan requires no discretionary action by any administrative body with regard to any transaction under this Director Plan. To the extent, if any, that any questions of interpretation arise, these shall be resolved by the Board.

     4. Eligible Persons. The persons eligible to receive a grant of non-qualified stock options hereunder are any Director of the Board who on the date of said grant is not an employee of the Company or a subsidiary of the Company. For purposes of this Section 4, a person shall not be considered an employee solely by reason of serving as Chairman of the Board.

     5. Stock Subject to Director Plan. The maximum number of shares that may be subject to options granted hereunder shall be 500,000 shares of Common Stock, subject to adjustments under Section 6. Shares of Common Stock subject to the unexercised portions of any options granted under this Director Plan which expire, terminate or are canceled may again be subject to options under this Director Plan.

     6. Adjustments. If the outstanding shares of stock of the class then subject to this Director Plan are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities, as a result of one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends, spin-offs and the like, appropriate adjustments shall be made in the number and/or type of shares or securities for which options may thereafter be granted under this Director Plan and for which options then outstanding under this Director Plan may thereafter be exercised. Any such adjustments in outstanding options shall be made without changing the aggregate exercise price applicable to the unexercised portions of such options.

     7. Stock Options. Commencing April 1, 1994 and on each April 1 thereafter, each person who is a non-employee director of the Board on the applicable date will be automatically granted a non-qualified stock option to purchase 8,000 shares of the Company's Common Stock. The per share exercise price of each option will be the fair market value of a share of the Company's Common Stock on the date of grant, defined as the closing price of the Company's Common Stock on the NASDAQ National Market System (or such other securities market on which the Company's Common Stock is primarily traded) on such date. Each option will have a term of ten years and shall become immediately exercisable in full on the date of grant.

     If on any date upon which options are to be granted under this Director Plan the number of shares of Common Stock remaining available under the Director Plan are less than the number of shares required for all grants to be made on such date, then options to purchase a proportionate amount of such available number of shares of Common Stock shall be granted to each eligible non-employee director.

     8. Documentation of Grants. Awards made under this Director Plan shall be evidenced by written agreements or such other appropriate documentation as the Board shall prescribe. The Board need not require the execution of any instrument or acknowledgment of notice of an award under this Director Plan, in which case acceptance of such award by the respective optionee will constitute agreement to the terms of the award.

     9. Nontransferability. Any option granted under this Director Plan shall by its terms be nontransferable by the optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the optionee's lifetime, only by the optionee.

     10. Amendment and Termination. The Board may alter, amend, suspend, or terminate this Director Plan, provided that no such action shall deprive any optionee, without his consent, of any option granted to the optionee pursuant to this Director Plan or of any of his rights under such option and provided further that the provisions of this Director Plan designating persons eligible to participate in the Director Plan and specifying the amount, exercise price and timing of grants under the Director Plan shall not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

     11. Termination of Directorship. All options granted hereunder and held by non-employee directors as of the date of cessation of service as a director may be exercised by the non-employee director or his heirs or legal representatives until the earlier of the tenth anniversary of the date of grant or the expiration of ninety days after the date of cessation of such service.

     12. Manner of Exercise. All or a portion of an exercisable option shall be deemed exercised upon delivery to the Secretary of the Company at the Company's principal office all of the following: (i) a written notice of exercise specifying the number of shares to be purchased signed by the non-employee director or other person then entitled to exercise the option, (ii) full payment of the exercise price for such shares by any of the following or combination thereof (a) cash, (b) certified or cashier's check payable to the order of the Company, (c) the delivery of whole shares of the Company's Common Stock owned by the option holder, or (d) by requesting that the Company withhold whole shares of Company Common Stock then issuable upon exercise of the option (for purposes of such a transaction the value of shares of the Company's Common Stock shall be defined as in the first paragraph of Section 7 hereof), (iii) such representations and documents as the Board, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal or state securities laws or regulations, (iv) in the event that the option shall be exercised by any person or persons other than the non-employee director, appropriate proof of the right of such person or persons to exercise the option, and (v) such representations and documents as the Board, in its sole discretion, deems necessary or advisable.

     13. Compliance with Law. Common Stock shall not be issued upon exercise of an option granted under this Director Plan unless and until counsel for the Company shall be satisfied that any conditions necessary for such issuance to comply with applicable federal, state or local tax, securities or other laws or rules or applicable securities exchange requirements have been fulfilled.

                               PRICE/COSTCO, INC.

              10809 120TH AVENUE N.E. - KIRKLAND, WASHINGTON 98033

         PROXY FOR THE JANUARY 27, 1995 ANNUAL MEETING OF STOCKHOLDERS

    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PRICE/COSTCO, INC.

    The undersigned stockholder of Price/Costco, Inc. (the "Company") hereby appoints Jeffrey H. Brotman and James D. Sinegal, and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution to vote all the shares of Common Stock of the Company held of record by the undersigned on December 6, 1994 at the Annual Meeting of Stockholders to be held at Best Western Bellevue Inn, Spinnaker Ballroom, 11211 Main Street, Bellevue, Washington 98004, on January 27, 1995 at 10:00 a.m., local time, and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated December 22, 1994.

1. Election as Class II directors of Daniel Bernard, Hamilton E. James and Frederick O. Paulsell, Jr. and election as Class I director of Richard A. Galanti.

 (Instruction: To withhold authority to vote for any individual nominee, write such nominee's name in the space provided below.)

- - --------------------------------------------------------------------------------

        / / FOR (except as indicated)               / / WITHHOLD AUTHORITY

2. Approval of the Company's Non-Employee Director Stock Option Plan.

                  / / FOR         / / AGAINST         / / ABSTAIN

3. Ratification of selection of independent auditors.

                  / / FOR         / / AGAINST         / / ABSTAIN

(Continued and to be signed and dated on the reverse side and returned promptly in the enclosed envelope)

    Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Stockholders. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.
                                                      Dated:

                                                      --------------------------
                                                             Signature(s)

                                                      --------------------------

                                                      Please sign as name(s)
                                                      appear on this proxy, and
                                                      date this proxy. If a
                                                      joint account, each joint
                                                      owner must sign. If
                                                      signing for a corporation
                                                      or partnership or as
                                                      agent, attorney or
                                                      fiduciary, indicate the
                                                      capacity in which you are
                                                      signing.